Exhibit 10.10

1ST CONSTITUTION BANCORP

AGREEMENT FOR CONSULTING SERVICES

          THIS AGREEMENT, made and entered into this 16th day of January, 2003, by and between 1st Constitution Bancorp (hereinafter referred to as the “Company”) and Edward D. Knapp (hereinafter referred to as the “Consultant”),

W I T N E S S E T H:

          WHEREAS, it is the consensus of the Board of Directors of the Company that the Consultant’s services to the Company in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Company; and

          WHEREAS, the experience of the Consultant, and the Consultant’s knowledge of the affairs of the Company, reputation and contacts in the industry are so valuable that assurance of the Consultant’s continued services is desirable for the Company’s future growth and profitability, that it is in the best interest of the Company to arrange terms of continued service for the Consultant so as to reasonably assure the Consultant’s remaining availability to the Company as a Consultant after retirement; and

          WHEREAS, the Consultant is willing to continue to provide consulting services to the Company provided the Company agrees to pay Consultant in accordance with the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE I

1.1

It is mutually agreed that during the ten (10) year period following the Consultant’s retirement from active service with the Company, which retirement is to be effective as of ___________ ___, 200_, the Consultant shall, at the request of the chief executive officer of the Company, be available at reasonable times and places as may be mutually agreed upon, to render services to the senior management and Board of Directors of the Company (and of its subsidiaries and affiliates) at its principal office in an advisory or consulting capacity.  The Consultant shall not be required (i) to provide more than ten (10) hours per month of service under this Agreement, or (ii) to perform services other than those which are being performed on the date hereof.

1.2	For said services, the Company shall pay the Consultant an annual sum equal to fifty percent (50%) of the Consultant’s highest base salary paid by the Company (including any base salary paid by 1st Constitution Bank) in effect in his final year of employment, payable monthly in arrears.  In the event that the Consultant dies prior to the end of the ten (10) year period covered by this Agreement, the balance of the payments that would otherwise have been paid to the Consultant (discounted to present value at the date of death, as calculated by the Company’s accountants (or such other expert selected by the Company’s Board of Directors) utilizing the then current interest rate on U.S. Treasuries securities of approximately the same duration as the remainder of the ten (10) year term) shall be paid to the Consultant’s designated beneficiary (or, if none, to his estate) as a death benefit, except that the Consultant may instead elect to have his beneficiary continue to be paid according to the schedule that he would have been paid under if he had not died.

1.3

At the election of the Consultant, any payments due to him under this Agreement may be deferred until a date no later than the date of his death.  Any deferral election made under this provision will made on a form to be supplied by the Company (with such terms and conditions as may be then established by the Company), must be made prior to the date on which the services giving rise to the deferred payment are rendered, and will be irrevocable when made.  Any amounts deferred under this provision may, but need not, be credited with an interest component for the period of deferral (with such determination being made by the Company prior to the time of the deferral election).

1.4

The Consultant will keep informed concerning the affairs of the Company through reports, which the Company will supply from time to time, and such other means as may be agreed upon.  The Consultant shall not be required to travel from whatever place the Consultant may then be living or staying for the purposes of such consultation unless all reasonable expenses incurred by the Consultant shall be paid by the Company.

1.5

In furnishing such consultative services, the Consultant shall not be an employee of the Company, but shall act in the capacity of an independent contractor.  The Consultant acknowledges and agrees that he is not an employee, and that he is therefore not eligible for any employee benefit plan coverage generally provided to employees.  The Consultant also acknowledges and agrees that he is responsible for all taxes associated with such payments.

1.6

Notwithstanding anything else herein to the contrary, all rights of the Consultant hereunder will cease in the event that he is terminated (or treated as terminated after actual termination) for “cause.”  Cause shall mean conviction or a plea of nolo contendre with respect to a felony or a similar class crime, or if any regulatory agency requires the Company to sever its relationship with the Consultant, or if the Consultant is required to not be associated with any public company.  If the Consultant contests the determination of “cause,” and if he is successful in causing such determination to be reversed, then he will be entitled to all benefits hereunder, plus interest and reasonable legal fees in connection with such contest.  If he contests the determination of cause and loses, he will be responsible for the Company’s legal fees if it is determined by a court (or arbitration panel) of competent jurisdiction that his contesting the determination of cause was done in bad faith.

1.7

The Company may terminate or suspend payments under this Agreement if the Company or any of its subsidiaries is subjected to regulatory discipline limiting its ability to pay compensation provided for in this Agreement, or the Company or any of its subsidiaries is advised by a regulatory agency that payments under this Agreement will result in regulatory sanctions against the Company, any subsidiary of the Company or their respective officers or directors.

ARTICLE II

2.1

During the term of this Agreement, the Consultant shall not become the owner of, nor engage, directly or indirectly, in any business which is substantially similar to the business of the Company or any of its subsidiaries either as a partner, stockholder, officer, director, employee or otherwise within an area of one hundred (100) miles from the Company’s principal location, unless the Company has first consented in writing thereto.

2.2

The payments provided for herein are conditioned upon the Consultant fulfilling the foregoing requirements and, in the event the Consultant shall at any time materially breach any of the foregoing requirements, the Board of Directors of the Company may, by a resolution, at any regular or special meeting, suspend or eliminate payment during the period of such breach.  The determination of what constitutes a material breach shall be made at the sole and absolute discretion of the Board of Directors.

ARTICLE III

3.1

The Company shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm, or person unless said entity agrees to assume and discharge the obligations of the Company under this Agreement.

3.2	This Agreement shall be binding upon and inure to the benefit of the Consultant and the Company, and any successor organization that shall succeed to substantially all of its assets and business.

ARTICLE IV

          During the lifetime of the Consultant, this Agreement may be amended or revoked at any time, in whole or in part, by mutual agreement of the parties.

ARTICLE V

          Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of notice, consent or demand.

ARTICLE VI

          This Agreement shall be governed by the laws of the State of New Jersey.  This Agreement is solely between the Company and the Consultant.  This Agreement shall be binding upon the designated recipients, beneficiaries, heirs, executors and administrators of the Consultant and upon the successors and assigns of the Company.

ATTEST:	1st CONSTITUTION BANCORP

/s/ JACALYN NAKUSHIAN	By:	/s/ ROBERT F. MANGANO

	Title:	President

/s/ JACALYN NAKUSHIAN	/s/ EDWARD D. KNAPP

Witness	Edward D. Knapp

4